Exhibit 10.11

The following current executive officers have entered into Executive Severance Agreements with the Company in the form filed herewith. The information listed below is inserted into the blanks for the respective executive officer’s Executive Severance Agreement.

	Salary Multiplier		Change of Control
	Rate	Termination Period	Continuation Period
	(Section 4(a)(4))	(Section 1(n))	(Section 2)

James A. Gabel	2	2 years	24 months
Brendan M. Gibbons	2	2 years	24 months
Melissa A. Howell	2	2 years	24 months
Michael Jeppesen	2	2 years	24 months
Andrew Simister	2	2 years	24 months